Exhibit 99.1

Press Release

For more information, contact:

Tammy Shu Hua Liu

Nassda Corporation

408-988-9988

tammy@nassda.com

Nassda Plans to Adjourn Annual Meeting of Stockholders

Proposed Settlement of Merger Litigation is Reached

SANTA CLARA, Calif., April 8, 2005 — Nassda Corporation (Nasdaq: NSDA) today announced that it plans to adjourn its annual meeting of stockholders when it is held on April 8, 2005 and reconvene it to act upon the matters set forth in Nassda’s proxy materials dated March 10, 2005 at the following date, time and place:

April 27, 2005

10:00 a.m., local time
Nassda Corporation executive offices
2650 San Tomas Expressway
Santa Clara, CA 95051

This announcement follows the announcement by Nassda on December 1, 2004 that Nassda and Synopsys had entered into a merger agreement providing for the acquisition of Nassda by Synopsys in an all cash transaction at $7.00 per share and, subject to the closing of the acquisition, to settle all outstanding litigation by Synopsys against Nassda and certain Nassda officers, directors and employees.  The proposal to approve the merger agreement, among other things, will be acted upon by the Nassda stockholders when the annual meeting is reconvened on April 27, 2005.

On December 1, 2004, Nassda, certain of its officers and directors and Synopsys were named as defendants in a class action complaint relating to the proposed merger filed in the Court of Chancery of the State of Delaware, as described in the proxy statement at page 38.  On April 7, 2005, the plaintiffs and the defendants, including Nassda, reached an agreement in principle to settle the litigation in exchange for (a) the payment of a settlement amount equal to $0.15 times the number of shares of Nassda’s common stock outstanding as of the effective time of the merger (excluding shares held by the officers and directors of Nassda and the defendants in the intellectual property litigation with Synopsys), and (b) the disclosure of certain, specified matters related to the merger in a proxy supplement to be provided to Nassda stockholders of record as of March 8, 2005. If the settlement is approved by the Court and the merger is completed, stockholders of record immediately prior to the merger (excluding the offers and directors of Nassda and the defendants in the intellectual property litigation) will be entitled to receive in accordance with their respective interests the above-described cash settlement consideration.  Such consideration would not be paid, however, until after the settlement had been approved by the Court.

Nassda intends to provide its stockholders of record as of March 8, 2005 with a proxy supplement that contains information about the annual meeting of stockholders, the proposed merger and the proposed Delaware merger litigation settlement in addition to the information provided in the proxy statement.  Nassda also intends to make the plaintiff’s amended complaint in the Delaware merger litigation available in the “Investor Relations – Legal Proceedings” section of its website at www.nassda.com as soon as practicable.

About Nassda

Nassda Corporation (NASDAQ: NSDA) is a leading provider of full-chip circuit verification software for complex nanometer semiconductors. Headquartered in Santa Clara, California, the company develops and markets simulation and analysis solutions for advanced ICs, especially for analog, mixed signal, memory, system-on-chip and high performance digital designs. Nassda’s products enable first silicon success, and improve product quality and production yield for its consumer, communication, computer, and memory customers. The company has sales and distribution offices throughout the world. For more information about Nassda, please visit the company’s website at www.nassda.com.

Forward Looking Statements

This press release contains forward-looking statements regarding the outcome of the proposed transaction between Nassda and Synopsys and the settlement of the Delaware merger litigation that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally preceded by words that imply a future state, such as “expects” or “anticipates,” or that imply that a particular future event or events will occur, such as “will,” “remain,” “may,” or the negative of these terms. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty, including without limitation, the outcome of regulatory approvals and the Nassda stockholder meeting. These risks, uncertainties and other factors may cause the outcome of any motion, proceeding or case to differ materially from those expressed or implied by the forward-looking statements.

Forward-looking statements are only predictions and the actual events or results may differ materially. Nassda cannot provide any assurance that its future results will meet expectations. In addition, historical information should not be considered a predictor of future performance. Neither Nassda nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. Nassda disclaims any obligation to update information contained in any forward-looking statement.

For additional information and considerations regarding the risks faced by Nassda, see its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

Additional Information About the Proposed Acquisition and Where to Find It

Nassda filed a proxy statement dated March 10, 2005 with the SEC in connection with the proposed transaction.  Nassda urges investors and security holders to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information.  Investors and security holders will be able to obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. Additionally, documents filed with the SEC by Nassda are available free of charge by contacting Investor Relations, Nassda, 2650 San Tomas Expressway, Santa Clara, California 95051 (Telephone: (408) 988-9988) and on Nassda’s website at www.nassda.com.  Documents on Nassda’s website will not be a part of the filing.

Nassda’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Nassda in connection with the transaction.  A description of certain of the interests of directors and executive officers of Nassda is set forth in the proxy statement for Nassda’s 2004 annual meeting of stockholders, which was filed with the SEC on March 10, 2005.  Sang S. Wang, Nassda’s Chief Executive Officer and Chairman, An-Chang Deng, Nassda’s President and Chief Operating Officer, and the other individual defendants have entered into certain settlement and release agreements with Synopsys, which will be effective upon the closing of the proposed acquisition, which are described in the proxy statement.  The remaining directors and officers of Nassda are expected to enter into a release agreement with Synopsys, effective upon closing of the proposed acquisition, which are described in the proxy statement.  Investors and security holders will be able to obtain additional information regarding the direct and indirect interests of Nassda’s directors and executive officers in the transaction by reading the definitive proxy statement.

Nassda is a registered trademark of Nassda Corporation.

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